Independent Auditors' Consent
                          -----------------------------

The Board of Directors
IAI Investment Funds I, Inc.
IAI Investment Funds II, Inc.
IAI Investment Funds III, Inc.
IAI Investment Funds IV, Inc.
IAI Investment Funds VI, Inc.
IAI Investment Funds VII, Inc.
IAI Investment Funds VIII, Inc.:


We consent to the use of our reports dated December 17, 1999 for IAI International Fund; January 25, 2000 for IAI Bond Fund; March 17, 2000 for IAI Money Market Fund; and May 19, 2000 for IAI Balanced Fund, IAI Capital Appreciation Fund, IAI Emerging Growth Fund, IAI Growth Fund, IAI Growth and Income Fund, IAI Long Term Growth Fund (formerly IAI Value Fund), IAI Midcap Growth Fund, and IAI Regional Fund, incorporated by reference into this combined proxy/registration statement on Form N-14.

                                           /s/ KPMG LLP

                                               KPMG LLP

Minneapolis, Minnesota
June 16, 2000